UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2003

eSylvan, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-42530	52-2257470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

506 S. Central Avenue, Baltimore, Maryland		21202
(Address of Principal Executive Offices)		(ZIP Code)

Registrant’s telephone number, including area code: (410) 843-2622

Item 1.	Changes in Control of Registrant.

On June 30, 2003 Sylvan Learning Systems, Inc. (“Sylvan”) completed the sale of its K-12 education operating units. Under the transaction, the Sylvan Learning Center and Sylvan Education Solutions divisions of Sylvan, the ownership interest in eSylvan and other assets were sold to Educate Operating Co., LLC, a wholly owned subsidiary of Educate, Inc., an entity associated with the private equity firm Apollo Management, LP. Under these transactions, Educate Operating Co., LLC purchased from Sylvan Ventures, a majority owned subsidiary of Sylvan, 13,857,143 shares of Common Stock of eSylvan, Inc. and 20,207,894 shares of Series A Preferred Stock of eSylvan, Inc. Educate Operating Co., LLC now owns 83.89% and 100% of the outstanding Common Stock and Series A Preferred Stock of eSylvan, Inc., respectively.

As noted above and in Exhibit 99.1 to this Form 8-K, Educate, Inc. purchased multiple assets and legal entities from Sylvan. At this time an allocation of the purchase price for specific assets, including eSylvan, Inc. shares has not been completed. Accordingly, the consideration paid by Educate Inc. for its interest in eSylvan, Inc. is not available at this time.

The purchase of Sylvan’s interest in eSylvan was financed by Educate Inc. by utilizing a portion of the bank debt it secured in order to purchase Sylvan’s K-12 education operating units. Educate, Inc. bank debt was obtained from a consortium of banks, led by J.P. Morgan.

As a result of this transaction, Mssrs. McGee and Zentz will resign from the Company’s Board of Directors and Mr. Kevin E. Shaffer, Chief Financial Officer of Educate, Inc., will become a member of the Board of Directors.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Sylvan Press Release dated July 1, 2003

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eSYLVAN, INC.

/s/ KEVIN E. SHAFFER
Name:	Kevin E. Shaffer
Title:	Chief Financial Officer

Date: July 14, 2003